TRANSCRIPT

OCC - Q3 2014 Optical Cable Corporation Earnings Call

EVENT DATE/TIME: SEPTEMBER 10, 2014 / 11:00AM ET

CORPORATE PARTICIPANTS

Aaron Palash *Joele Frank, Wilkinson Brimmer Katcher*

Neil Wilkin *Optical Cable Corporation - Chairman, President, CEO*

Tracy Smith *Optical Cable Corporation - CFO*

PRESENTATION

Operator

Good morning. My name is Laurie and I'll be your conference operator today. At this time, I would like to welcome everyone to Optical Cable Corporation's third quarter 2014 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks there'll be a question-and-answer session.

(Operator Instructions).

Thank you. Mr. Palash, you may begin your conference.

Aaron Palash - *Joele Frank, Wilkinson Brimmer Katcher*

Thank you. Good morning, and thank you all for participating in Optical Cable Corporation's third quarter of fiscal year 2014 conference call. By this time, everyone should have a copy of the earnings press release. If you don't, please visit www.occfiber.com for a copy.

On the call with us today is Neil Wilkin, Chairman, President and Chief Executive Officer of OCC. Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risk and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including, but not limited to, those factors referenced in the "forward-looking statements" section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com, as well as today's call.

Now, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - *Optical Cable Corporation - Chairman, President, CEO*

Thank you, Aaron, and good morning everyone.

Joining me today on the call is Tracy Smith, our Senior Vice President and Chief Financial Officer. We will begin the call today with a few opening remarks. Tracy will then review the third quarter results for the three-month and nine-month periods ended July 31, 2014 in more detail.

After Tracy's remarks, we will answer as many of your questions as we can. As is our normal practice, we will take questions from analysts and institutional investors during the Q&A session.

We also offer other shareholders the opportunity to submit questions in advance of our earnings call. As you know, instructions regarding these submissions are included in our press release announcing the date and time of our earnings call.

During the third quarter of fiscal 2014, we continued to see the benefit of our ongoing sales initiatives—increasing net sales 7.2% over the third quarter of fiscal year 2013. We are pleased with these results and believe they reflect the strength of our business.

At the same time, we continue to develop and launch new products that we believe will positively impact OCC's future revenues. These new product initiatives reflect the continued successful execution of our long-term strategy. And these initiatives also build on OCC's position as a market leader.

Additionally, we continue our ongoing efforts to streamline operations and improve efficiencies at OCC—efforts that we expect will continue to contribute to improved financial results in future periods.

These efforts include reorganization initiatives that have resulted in the elimination of a number of positions at the end of the third quarter and during the first half of fiscal year 2014. We estimate that our prospective expense savings from the elimination of all of these positions will be approximately $1 million per year.

Our balance sheet remains strong and we continue to deliver value to our shareholders through regular quarterly dividends and the Company's share repurchase program. OCC's current quarterly dividend rate is $0.02 per share which implies an annual dividend rate of $0.08 per share, which is an annualized yield of approximately 1.9% based on yesterday's closing share price.

During the third quarter, we continue to buy back shares of OCC's common stock under our existing share repurchase program. We repurchased and retired 13,400 shares of common stock during the third quarter, at an average price of $4.17 per share. OCC may acquire up to 110,100 additional shares under the existing share repurchase program.

After the repurchases during the third quarter, OCC had approximately 6.9 million shares of common stock issued and outstanding at July 31, 2014, and employees of the Company and members of the Board of Directors owned a total of approximately 35.3% of those outstanding shares, including shares still subject to potential forfeiture based on vesting requirements.

We continue to see strength in some of our markets and weakness in other markets. OCC's market and product diversification has been a benefit to the Company in this economic environment.

We are confident that we have the right strategies in place to drive growth and financial performance to enhance value for shareholders.

And with that, I will now turn the call over to Tracy Smith, our CFO, who will review some specifics regarding our third quarter.

Tracy Smith - *Optical Cable Corporation - CFO*

Thanks, Neil.

Consolidated net sales for the third quarter of fiscal 2014 increased 7.2% to $21 million, compared to net sales of $19.6 million for the same period last year. The increase in net sales during the third quarter of fiscal 2014 was attributable to increased sales of the Company's fiber optic cable products.

Consolidated net sales for the first nine months of fiscal 2014 increased 3% to $57.7 million, compared to net sales of $56 million for the same period last year. We experienced a year-over-year increase in net sales during the first nine months of fiscal 2014 in our commercial markets;. however this increase was offset by a decrease in our specialty markets.

Subsequent to the end of the third quarter, we have seen an increase in our sales order backlog and forward load—particularly for our fiber optic cable products. Generally, our consolidated sales order backlog and forward load varies throughout the year between approximately three to four weeks of net sales, or approximately $5 million to $6 million. At the end of August, our sales order backlog and forward load was $9.2 million, or approximately six to seven weeks of net sales on a trailing 12 month basis. As a result of our elevated sales order backlog and forward load, at this time, we believe it is likely we will see a positive impact on net sales during the fourth quarter of fiscal year 2014.

Gross profit increased 19.7% to $7.3 million in the third quarter of fiscal 2014, compared to $6.1 million in the third quarter of fiscal 2013. Gross profit margin, or gross profit as a percentage of net sales, was 34.9% in the third quarter of fiscal 2014, compared to 31.3% in the third quarter of fiscal 2013.

Gross profit was $19.4 million in the first nine months of fiscal 2014, compared to $19.3 million in the first nine months of fiscal 2013. Gross profit margin was 33.6% in the first nine months of fiscal 2014, compared to 34.5% for the same period last year.

As we have previously indicated, our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis, and may vary based on changes in product mix.

SG&A expenses increased 9.8% to $6.8 million during the third quarter of fiscal 2014, compared to $6.2 million for the third quarter of fiscal 2013. SG&A expenses as a percentage of net sales were 32.2% in the third quarter, compared to 31.4% in the same period last year.

SG&A expenses increased 4.8% to $19.6 million for the first nine months of fiscal 2014, compared to $18.7 million for the first nine months of fiscal 2013. SG&A expenses as a percentage of net sales were 34% in the first nine months of fiscal 2014, compared to 33.5% in the first nine months of fiscal 2013.

The increase in SG&A expenses in the third quarter and first nine months of fiscal 2014, when compared to the same periods last year, was primarily due to increased legal and professional fees, reorganization initiatives and employee related costs.

As a result of our reorganization initiatives, we recorded nonrecurring expenses in the third quarter of fiscal 2014, totaling $138,000, in addition to similar expenses totaling $226,000 already recognized during the first half of the fiscal year. These expenses related to the elimination of certain positions so far during fiscal 2014. We believe the reorganization initiatives will provide both short- and long-term savings. As Neil mentioned previously, we estimate our expense savings from the elimination of these positions to be approximately $1 million on an annual basis.

For the third quarter of fiscal 2014, we reported net income attributable to OCC of $292,000, or $0.04 per basic and diluted share, compared to a net loss attributable to OCC of $125,000, or $0.02 per basic and diluted share, for the same period last year.

Net loss attributable to OCC for the first nine months of fiscal 2014 was $263,000, or $0.04 per basic and diluted share, compared to net income attributable to OCC of $48,000, or $0.01 per basic and diluted share, for the first nine months of fiscal 2013.

As of July 31, 2014, we had outstanding borrowings of $3 million on our revolving credit facility and $6 million in available credit. We also had outstanding loan balances of $7.6 million under our real estate term loans as of July 31, 2014.

On August 11, 2014, subsequent to our fiscal third quarter, we entered into a binding letter of renewal with SunTrust Bank, extending the maturity date of our revolving credit facility from August 31, 2015 to August 31, 2016.

With that, I'll turn the call back over to Neil.

Neil Wilkin - *Optical Cable Corporation - Chairman, President, CEO*

Thank you, Tracy. And now, if you have any questions, we are happy to answer them. Operator, if you could please indicate the instructions for our participants to call in any questions they may have, I would appreciate it. Thank you.

QUESTION AND ANSWER

Operator

(Operator Instructions).

There are no questions at this time.

Neil Wilkin - *Optical Cable Corporation - Chairman, President, CEO*

Aaron, are there any questions that have been submitted by individual investors in advance of today's call?

Aaron Palash - *Joele Frank, Wilkinson Brimmer Katcher*

Neil, at this time, we do not have any questions submitted by individual shareholders.

Neil Wilkin - *Optical Cable Corporation - Chairman, President, CEO*

Okay. Well, I would like to thank everyone for listening to our third quarter conference call today. As always, we appreciate your time and your interest in Optical Cable Corporation.

Thank you very much.

Operator

Thank you for participating in the Optical Cable Corporation's third quarter 2014 earnings conference call. You may now disconnect.